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                                                                       EXHIBIT 5

                     OPINION OF MORGAN, LEWIS & BOCKIUS LLP


August 18, 1997

Buckeye Partners, L.P.
3900 Hamilton Boulevard
Allentown, Pennsylvania 18103

Re: Buckeye Partners, L.P. -- Registration Statement on Form S-3
    ------------------------------------------------------------

Ladies and Gentlemen:

We have acted as counsel for Buckeye Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the registration statement (the "Registration Statement") filed by the Partnership with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the public offering of up to 1,286,573 presently issued and outstanding limited partnership units representing limited partnership interests ("LP Units") of the Partnership, to be sold by the selling unitholder named in the Registration Statement (the "Selling Unitholder"). In this connection, we have reviewed (a) the Registration Statement; (b) the Partnership's Amended and Restated Agreement of Limited Partnership dated as of December 23, 1986, as amended (the "Partnership Agreement"); (c) the LP Unit Subscription Agreement dated as of August 12, 1997, pursuant to which the Selling Unitholder acquired the LP Units (the "LP Unit Subscription Agreement"); (d) certain records of the Partnership's proceedings as reflected in its minute and limited partnership books; and (e) such other documents and records as we have considered necessary or desirable in connection with this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. Our opinion set forth below is limited to the laws of the United States, the Commonwealth of Pennsylvania and the Delaware Revised Limited Partnership Act (the "Act").

Based upon the foregoing, we are of the opinion that LP Units to be sold by the Selling Unitholder as described in the Registration Statement are duly authorized, validly issued and fully paid. The LP Units are not assessable and the holders of the LP Units, as limited partners, will have no liability under the Act or the laws of the Commonwealth of Pennsylvania to make additional contributions to the capital of the Partnership in excess of their obligations under the LP Unit Subscription Agreement, subject to the obligation of a limited partner under Section 607 of the Act to contribute to the Partnership, under certain conditions, funds wrongfully distributed to that limited partner.

We hereby consent to the use of this opinion as an Exhibit to the Registration Statement and to all references to our firm in the Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,